UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 24, 2010

Date of Report (Date of earliest event reported)

SONUS NETWORKS, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-34115	04-3387074
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

7 TECHNOLOGY PARK DRIVE, WESTFORD, MASSACHUSETTS 01886

(Address of Principal Executive Offices) (Zip Code)

(978) 614-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On August 24, 2010, Sonus Networks, Inc. (the “Company”) committed to a restructuring initiative to close its offices in Ottawa, Canada and in Darmstadt, Germany, and to relocate its Freehold, New Jersey facility to a smaller, more cost-effective space in the same area.  In addition, the Company will reduce its workforce by 12 people, or approximately 1% of employees worldwide.  On August 25, 2010, the Company issued a press release announcing this initiative.

The Company anticipates incurring approximately $3.5 million to $4.0 million in cash expenditures related to these actions, comprised of approximately $2.5 million to $2.8 million for contract termination and related costs and approximately $1.0 million to $1.2 million for severance and related costs.  The Company expects to record these amounts in the second half of fiscal 2010 and complete this restructuring initiative by the first quarter of fiscal 2011.

The Company anticipates annual cash savings of approximately $2.0 million to $2.3 million as a result of this restructuring initiative.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward-Looking Statements

Statements in this Current Report on Form 8-K that use the words “will,” “estimates,” “anticipates,” “expects,” or similar words that describe the Company’s or its management’s future expectations, plans, objectives or goals are “forward-looking statements” and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and assumptions.  These forward-looking statements relate to the Company’s current expectations and are subject to the limitations and qualifications as set forth in this Current Report on Form 8-K and in the Company’s other documents filed with the U.S. Securities and Exchange Commission, including, without limitation, that actual events and/or results may differ materially from those projected in such forward-looking statements.

Item 9.01.  Financial Statements and Exhibits.

The following exhibits are filed herewith:

(d)	Exhibits

	99.1	Press release of Sonus Networks, Inc. dated August 25, 2010 reporting restructuring costs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 25, 2010	SONUS NETWORKS, INC.

	By:	/s/ Jeffrey M. Snider
Jeffrey M. Snider
Senior Vice President and General Counsel

Exhibit Index

99.1	Press release of Sonus Networks, Inc. dated August 25, 2010 reporting restructuring costs.